Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 (File No. 333-260851) of RF Industries, Ltd. of our report, dated December 29, 2020, on our audits of the consolidated financial statements of RF Industries, Ltd. as of October 31, 2020 and 2019 and for the years then ended included in the Annual Report on Form 10-K of RF Industries, Ltd. for the year ended October 31, 2020 also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ CohnReznick LLP

CohnReznick LLP

Tysons, Virginia

November 16, 2021